MOORE & ASSOCIATES, CHARTERED
            ACCOUNTANTS AND ADVISORS
         PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2/A Amendment 7 of GoEnergy, Inc, of our report dated November 30, 2007 on our audit of the financial statements of GoEnergy, Inc as of July 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and the period from inception on May 2, 2001 through July 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
February 6, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501